UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 31, 2006

VoIP, Inc.
(Exact name of Company as specified in its charter)

Texas	000-28985	75-2785941
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer Identification)
of Incorporation)

151 So. Wymore Rd., Suite 3000, Altamonte Springs, Florida	32714
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:(407) 389-3232

N/A
 (Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

ITEM 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

(a)          On October 31, 2006, management of the Registrant concluded that its financial statements included in its Form 10-Q for the quarter ended June 30, 2006 understated other income and warrant liabilities, and overstated net loss and additional paid-in capital.

On May 22, 2006, we repriced a portion of our outstanding warrants to $0.78 per share, triggering contractual “favored nations” price ratchets on a number of our existing convertible debt and warrant agreements, reducing their effective conversion and exercise prices to $0.78 per share.  The effect was to increase the number of our fully diluted shares of common stock to approximately 129 million, relative to our authorized 100 million common shares.  Our total warrants then outstanding were approximately 28 million.  Emerging Issues Task Force Issue No. 00-19 (“EITF 00-19”) states that in this instance, asset or liability classification of the warrants is required (as opposed to permanent equity classification).  Our June 30, 2006 Form 10-Q as originally filed on August 16, 2006 only reflected this asset or liability accounting treatment to our warrants issued in January and February 2006.  However, as a result of the May 2006 warrant repricing, we should have given this treatment to all of our outstanding warrants. We are therefore restating our consolidated financial statements for the three and six months ended June 30, 2006, and filing an amendment to our June 30, 2006 Form 10-Q. Adjustments to (i) increase the fair value warrant liability; (ii) decrease additional paid-in capital; and (iii) increase other income and decrease net loss aggregated $4,323,999, $5,271,659, and $947,660, respectively, for the six months ended June 30, 2006.

Management has apprised the Board and has discussed these matters with our independent auditors.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

VoIP, INC.

Date: November 3, 2006	By:	/s/ Robert Staats
Robert Staats
Chief Accounting Officer